Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:
David Jones Executive Vice President and Chief Financial Officer 865-293-5299

MEDIA CONTACT: Patricia Ball Senior Vice President, Strategic Resources Group 800-818-1498

TeamHealth Completes Acquisition of IPC Healthcare

to Create Leading Physician Services Organization

KNOXVILLE, Tenn., and NORTH HOLLYWOOD, Calif., November 23, 2015 — Team Health Holdings, Inc. (“TeamHealth” or the “Company”) (NYSE: TMH), a leading physician services organization, today announced it has successfully completed its acquisition of IPC Healthcare, Inc., a national acute hospitalist and post-acute provider organization.

The transaction, valued at approximately $1.6 billion, combines two physician-centric organizations to create a national physician services organization spanning multiple specialties in both hospitals and post-acute facilities. With 16,000 clinicians, the combined organization will be better positioned to effectively manage patients across the continuum of care, allowing TeamHealth to lower costs, increase quality and drive better patient experiences. Together, TeamHealth and IPC Healthcare will have a leadership position in the large and increasingly strategic post-acute setting, serving approximately 2,000 post-acute facilities across 28 states.

“The completion of the IPC Healthcare acquisition is a significant milestone for both TeamHealth and IPC Healthcare, and we are excited to move forward together as one organization positioned for continued success and value creation,” said Michael D. Snow, president and CEO of TeamHealth. “As an industry leader in the hospital-based and post-acute settings, we now have an expanded network of services and solutions to support our affiliated clinicians, hospital partners and physician groups and influence high-quality and lower cost outcomes across the continuum of patient care. I am pleased to welcome our IPC Healthcare colleagues to the TeamHealth community and look forward to a seamless integration for the benefit of all TeamHealth stakeholders.”

As a result of the completion of the transaction, IPC Healthcare’s common stock will cease trading and will no longer be listed on the NASDAQ exchange.

Advisors

Citi serves as financial advisor to TeamHealth and provides the committed financing in connection with the transaction. MTS Health Partners, L.P., also serves as financial advisor to TeamHealth. Simpson Thacher & Bartlett LLP serves as TeamHealth’s legal counsel. Credit Suisse serves as lead financial advisor to IPC Healthcare and Evercore provided a fairness opinion. Sidley Austin LLP serves as IPC Healthcare’s legal counsel.

About TeamHealth

At TeamHealth (NYSE: TMH), our purpose is to perfect our physicians’ ability to practice medicine, every day, in everything we do. Through our more than 16,000 affiliated physicians and advanced practice clinicians, TeamHealth offers outsourced emergency medicine, hospital medicine, anesthesia, orthopaedic hospitalist, acute care surgery, obstetrics and gynecology hospitalist, urgent care, post-acute and medical call center solutions to approximately 3,400 civilian and military hospitals, clinics, physician groups and post-acute care facilities nationwide. Our philosophy is as simple as our goal is singular: we believe better experiences for physicians lead to better outcomes—for patients, partners and physicians alike. Join our team; we value and empower clinicians. Partner with us; we deliver on our promises. Learn more at http://www.teamhealth.com.

The term “TeamHealth” as used throughout this release includes Team Health Holdings, Inc., its subsidiaries, affiliates, affiliated medical groups and providers, all of which are part of the TeamHealth organization. “Providers” are physicians, advanced practice clinicians and other healthcare providers who are employed by or contract with subsidiaries or affiliated entities of Team Health Holdings, Inc. All such providers exercise independent clinical judgment when providing patient care. Team Health Holdings, Inc. does not have any employees, does not contract with providers and does not practice medicine.

Forward Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of the Company, IPC Healthcare and the combined businesses of the Company and IPC Healthcare. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, the realization of the expected benefits of the acquisition of IPC Healthcare, the Company’s, IPC Healthcare’s and the combined business’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this press release or in other statements attributable to the Company or IPC Healthcare are necessarily estimates reflecting the judgment of the Company’s and IPC Healthcare’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such “forward-looking statements,” include but are not limited to the risks that the acquisition of IPC Healthcare disrupts current plans and operations, current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed from time to time in the Company’s and IPC Healthcare’s filings with the Securities and Exchange Commission.

The Company’s forward looking statements speak only as of the date hereof and the date they are made. The Company disclaims any intent or obligation to update “forward looking statements” made in this press release to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

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